United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

February 29, 2016

Date of Report

[Date of Earliest Event Reported]

NORTHSIGHT CAPITAL, INC.

(Exact name of Registrant as specified in its Charter)

Nevada	000-53661	26-2727362
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

7740 East Evans Rd.

Scottsdale, AZ 85260

(Address of Principal Executive Offices)

(480) 385-3893

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

      .   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .   Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

      .   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 29, 2016, the Registrant entered into a joint venture agreement with Tumbleweed Holdings, Inc. (“TW”), pursuant to which a newly formed joint venture company will develop an online dating service around the URL, www.jointlovers.com.  The Registrant and TW own 60% and 40% respectively of equity of the joint venture company.  Under the joint venture agreement, the Registrant and TW agreed as follows:

•

The registrant will contribute the URL www.jointlovers.com to the joint venture entity, in exchange for 60% of the joint venture company.

•

TW will contribute up to $100,000 towards the development of the online web portal, in exchange for 40% of the joint venture company. The estimated $100,000 will be paid in three monthly installments commencing on or about March 2, 2016.

•

Any additional funds required for development of the web portal will be contributed 60% by the Registrant and 40% by TW.

•

To share revenue from the joint venture company and apply a portion of any remaining joint venture company operating income to repay principal and income due under the convertible notes referenced below (up to $500,000 in principal amount of notes).

•

TW will purchase an aggregate of $150,000 in principal amount of convertible notes, convertible into shares of Registrant common stock at a conversion price of $.20 per share. The Notes will be purchased in three equal monthly tranches of $50,000, the first of which was purchased February 29, 2016. In addition to repayment of principal, if the joint venture company has revenues, the Notes are entitled to receive a portion of the joint venture company’s operating income until they have received an amount equal to 50% of the face value of the notes.

Each Party will issue the other party a warrant to purchase 4.9% of its common stock. The warrant to purchase TW stock will have an exercise price of $.02 per share, and the warrant to purchase NCAP common stock will have an exercise price of $.08 per share. The warrants will have a three year term and a cashless exercise right. TW files reports under the Securities Exchange Act of 1934, as amended, and its common stock is quoted in the OTC market.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHSIGHT CAPITAL, INC.

Date:	March 2, 2016	By:	/s/John P. Venners
John P. Venners
EVP, Operations

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